                                                                   EXHIBIT 10.14




                                   AGREEMENT


                                    BETWEEN


                             GREYHOUND LINES, INC.


                                    AND THE


                    INTERNATIONAL ASSOCIATION OF MACHINISTS
                                      AND
                               AEROSPACE WORKERS


                          COVERING GARAGE EMPLOYEES AT



                                 MIAMI, FLORIDA
                            ST. PETERSBURG, FLORIDA
                          FAYETTEVILLE, NORTH CAROLINA
                            COLUMBIA, SOUTH CAROLINA
                                ORLANDO, FLORIDA
                    CHARLESTON, WEST VIRGINIA (AT TERMINAL)
                              TALLAHASSEE, FLORIDA




                            EXPIRES OCTOBER 1, 1999





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                                   AGREEMENT

                                    Between

                             GREYHOUND LINES, INC.

                                    AND THE

                    INTERNATIONAL ASSOCIATION OF MACHINISTS
                                      and
                               AEROSPACE WORKERS


                            Expires October 1, 1999

MEMORANDUM OF AGREEMENT -- This Agreement effective October 1, 1996, and expiring October 1, 1999, is entered into by and between Greyhound Lines, Inc. and its successors and assigns, hereinafter called the "Company," and the International Association of Machinists and Aerospace Workers, hereinafter called the "Union." The parties recognize that the assets of Greyhound Lines, Inc. are under new ownership. No contract language, award, adjustment, interpretation letter, practice, or right agreed to between the Union and the previous owners, or made binding between them through arbitration or otherwise, shall remain in effect unless expressly agreed to herein, or as later agreed by the parties. This Agreement may be modified only by formal amendment signed by the parties.

The titles used in this Agreement are for reference purposes only and are not to be considered as a part of this operative language.

As used herein, whenever "he" or "his" or their related pronouns appear, they have been used for literary purposes and are meant in their generic sense to include both female and male sexes.

If the Company, or any portion thereof, is sold, there shall be included in the documents relating to such a sale a requirement that the purchaser accept and be bound by this Agreement and all its terms for the duration of this Agreement.

                                P R E A M B L E

The intention of this Agreement is to promote and maintain harmonious relations and cooperation between the Company and the International Association of Machinists and Aerospace Workers, acting as sole





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collective bargaining agency for all maintenance employees covered by this
Agreement. The Union recognizes that the Company is engaged in public service as a common carrier, and that the success and welfare of the business necessitates the utmost efficiency and courtesy among employees and management in order to build up and maintain the respect and good will of the public.

                                   Article I
                                BARGAINING UNIT

1.0 The Company recognizes the Union as the duly authorized representative, for the purpose of collective bargaining on wages, hours, and working conditions of all maintenance employees employed as Working Foremen, Mechanics, Storekeepers and Service Workers (Steam Cleaners, Fuelers and Cleaners) at the Company's garages at the following locations: Miami, Florida; St. Petersburg, Florida; Fayetteville, North Carolina; Columbia, South Carolina; Orlando, Florida; and Charleston, West Virginia (employed at terminal), and Tallahassee, Florida.

1.1 The Company recognizes the right of its employees to become members of and to participate fully in the activities and affairs of the Union, and to bargain with the Company and its representatives through the Union and its representatives without fear of discrimination or intimidation.

1.2 The Union and the Company agree that their representatives will cooperate to the mutual benefit of both. The Union agrees that its representatives and members will conduct its activities in an orderly manner so as not to interfere with the duties of the employees or disrupt the maintenance of discipline essential to the continuance of the public services of the Company.





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                                   Article II
                          MANNING OF MAINTENANCE WORK

2.0 It will be the Company's policy to have maintenance work historically performed in its garages on Company operated vehicles continue to be performed at Company garages, however, in cases of road failure, the Company may have emergency temporary repairs made in order to operate the bus to a Company facility for repairs.

         The Company may have warranty work performed on GLI property by the manufacturers representative.

         Notwithstanding this provision or any other provision of this contract, if a service worker changes classifications or leaves the employ of the Company, the Company shall have the right, in its sole discretion, to have the service work of that employee performed through subcontracting or through hiring part-time employees not subject to this Agreement.

                                  Article III
                            MANAGEMENT OF OPERATIONS

3.0 It is not the intent of this Agreement to include matters of management herein, and the Company reserves to itself the management, conduct and control of the operations of its business including: (1) the determination of the type, kind, make and size of equipment and when, how and where such equipment shall be used; (2) the prescribing of rules, instructions and regulations for the safe, proper and effective conduct of its business in a competitive environment; (3) the number and qualifications of employees employed by it and their reasonable standards of conduct; (4) the assignment of work to the extent not specified herein; and (5) except as limited by the Article titled "Manning of Maintenance Work", the use of leased operations and independent





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         contractors.  The Company also reserves the right to change decisions within the scope of this Article at any time.

                                   Article IV
                                 UNION SECURITY

4.0 All full and part-time employees covered by any portion of this Agreement must become and remain members of the Union not later than the thirty-first (31st) day following their date of employment as a condition of their continued employment with the Company.

                                   Article V
                                   CHECK-OFF

5.0 The Company agrees to check-off and remit to the financial officer of the respective District or Local Union monthly from the pay of each employee who is a member of the Union, and who has so authorized the Company in writing, all dues, initiation fees, regular assessments as may be assessed against such member, and such voluntary contributions to the Union as may be separately authorized by the employee. Requests for check-off of assessments will be signed by the financial officer of the District or Local Union.

                                   Article VI
                              PROBATIONARY PERIOD

6.0 (a) A new employee will be given a trial period of sixty (60) calendar days from his seniority date in which to demonstrate his ability to properly perform the duties for which he was hired. It is understood that during the above sixty (60) calendar day period, none of the provisions of this Agreement covering discharge will apply.

     (b) New employees and employees upgraded to mechanic position will be assigned the day shift during the probationary or qualifying period even though the shift bid is not a day shift position. Such assignments will be without penalty.





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                                  Article VII
                                 HOURS OF WORK

7.0 (a) The regular work week shall be forty (40) hours, consisting of either five (5) consecutive eight (8) hour days or four (4) consecutive ten (10) hour days. The Company shall have the right twice per year to determine the percentage of each at each location after consultation with the Union, provided that no more than 25% of the employees covered by this Agreement on March 19, 1987, shall be compelled to work shifts of ten hour days without the consent of the Union. Work performed in excess of these limits shall be overtime and will be paid at the rate of time and one-half.

     (b) Changing Shifts: Any employee changing shifts at the convenience of the Company shall be paid time and one-half his regular rate for the first shift on the new job and also time and one-half for the first day he returns to the old job. This will not apply to employees who have bid on jobs or shifts other than their own.

     (c) Consecutive Hours: No employee shall be permitted to work in excess of sixteen (16) hours consecutively and after having worked sixteen (16) hours shall not be recalled to duty without first having been accorded eight (8) consecutive hours of relief.

                                  Article VIII
                                    OVERTIME

8.0 All work performed by an employee on his regularly scheduled days off shall be considered overtime and shall be paid for at time and one-half his established regular rate; provided that an employee must work a minimum of forty (40) regular hours during the same work week.

8.1 A record of overtime at each location will be kept and made available to the employees and posted on Company bulletin boards after each pay period and a copy of such records shall be furnished to the Maintenance Manager.





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8.2      Overtime work necessary within the garage is to be divided as equally as possible. If the available overtime is offered to the senior employee with the least amount of overtime and he is unwilling to perform the work he will be credited with the overtime hours he would have worked for purposes of this paragraph. An employee who is not qualified for the work will not be credited with the overtime hours.

8.3 No employee will be compelled to lose time in place of any overtime worked or time worked beyond forty (40) hours per week or for time worked on his day or days off.

                                   Article IX
                                    HOLIDAYS

9.0 For employees with ten (10) or more years seniority there shall be eight (8) paid holidays composed of New Year's Day; Martin Luther King, Junior's Birthday; Washington's Birthday; Easter Sunday; Fourth of July; Labor Day; Thanksgiving, and Christmas.

         For employees with more than ninety (90) days but less than ten (10) years seniority there shall be five (5) paid holidays composed of New Year's Day, Fourth of July, Labor Day, Thanksgiving, and Christmas.
         On the tenth anniversary date of employment, an employee will be entitled to all subsequent holidays in the calendar year to which employees with ten (10) or more years seniority are entitled. In order to receive holiday pay, an employee must work the last scheduled work day prior to the holiday and also the first scheduled work day immediately after the holiday.

         If an employee is scheduled to work on the holiday, they must work their entire shift on the holiday to receive holiday pay.

9.1 Pay on holidays shall be at the employee's regular hourly rate for the number of hours of the employee's regular shift on the day of the holiday.





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9.2      A holiday not worked shall be counted as a day worked for the purpose of computing weekly overtime.

9.3      There shall be no duplication of premium pay hereunder.

9.4 A sheet will be posted and signed by employees desiring Fourth of July, Thanksgiving Day, Christmas, and New Year's Day off. The Company will decide the number employees who will be granted the day off and seniority will prevail.

                                   Article X
                                  CALL-IN PAY

10.0 Employees called by the Company and asked to report for work during their off period will be allowed a minimum of four (4) hours pay. It is understood that should an employee be required to begin work before his regular scheduled shift, without one (1) hour prior notice, and continue to work on into his regular scheduled shift, he will be allowed a minimum of four (4) hours pay for the emergency call.

                                   Article XI
                                   WAGE SCALE

11.0     HOURLY RATES OF PAY -- MAINTENANCE EMPLOYEES --

                                       Eff.             Eff.              Eff.
                                     10/1/96           10/1/97          10/1/98
                                  -----------------------------------------------
Miami, Florida
--------------

Working Foreman                       $14.12           $14.54             $14.98

Journeyman
  Mechanic                            $13.86           $14.28             $14.71
  Partsmen                            $12.47           $12.85             $13.23
Service Workers
  Regular Rate                        $ 7.92           $ 8.16             $ 8.40
**New Hire Rate                       $ 7.41           $ 7.63             $ 7.86

Orlando, Florida
----------------

Working Foreman                       $13.33           $13.73             $14.14
Journeyman
  Mechanic                            $13.07           $13.46             $13.87





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
Service Workers
  Regular Rate                        $ 7.92                  $ 8.16             $ 8.40
**New Hire Rate                       $ 7.41                  $ 7.63             $ 7.86


St. Petersburg,
---------------
Florida
-------

Working Foreman                       $14.10                  $14.52             $14.96
Journeyman
  Mechanic                            $13.84                  $14.26             $14.69
Service Workers
  Regular Rate                        $ 7.92                  $ 8.16             $ 8.40
**New Hire Rate                       $ 7.41                  $ 7.63             $ 7.86

Tallahassee,
------------
Florida
-------

Working Foreman                       $13.61                  $14.01             $14.43
Journeyman
  Mechanic                            $13.35                  $13.75             $14.16
Service Workers
  Regular Rate                        $ 7.92                  $ 8.16             $ 8.40
**New Hire Rate                       $ 7.41                  $ 7.63             $ 7.86

Fayetteville,
-------------
North Carolina
--------------

Working Foreman                       $12.75                  $13.13             $13.53
Journeyman
  Mechanic                            $12.49                  $12.87             $13.25
Service Workers
  Regular Rate                        $ 7.92                  $ 8.16             $ 8.40
**New Hire Rate                       $ 7.41                  $ 7.63             $ 7.86

Columbia,
---------
South Columbia
--------------

Working Foreman                       $13.15                  $13.55             $13.95
Journeyman
  Mechanic                            $12.90                  $13.28             $13.68
Service Workers
  Regular Rate                        $ 7.92                  $ 8.16             $ 8.40
**New Hire Rate                       $ 7.41                  $ 7.63             $ 7.86

Charleston,
------------
West Virginia
-------------

Working Foreman                       $13.41                  $13.81             $14.23
Journeyman
  Mechanic                            $13.15                  $13.55             $13.95





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The Company shall have the right to increase wages on a location basis to meet market concerns. Such increases will not be on an individual basis but must cover all employees in the classification. The Company will meet with the Union prior to announcing such increases.

**An employee hired at this rate is entitled to the regular hourly rate at the end of twenty-four(24) months of continuous full-time employment

                                  Article XII
                                WORKING FOREMAN

12.0 Working Foreman shall be considered as a supervisory position and appointed by the Company. However, the Company agrees to interview and give every consideration to the senior employee at the location where the vacancy exists, but will not be required to post the Working Foreman's position for general bid provided for by this Agreement. Working Foremen shall remain members of the Union.

12.1 When three (3) or more employees on the same shift are exclusively and regularly employed in rebuilding or servicing air conditioning equipment, one of them will be assigned as Working Foreman.

                                  Article XIII
                                  APPRENTICES

The current apprenticeship program will remain until a new program is developed. The Company/IAM in house apprenticeship program to be developed and then implemented at garages having 30 or more mechanics. Apprenticeship program, including apprentice wage rates to be applied to all mechanics having a service date after October 1, 1985. No mechanic hired prior to October 1, 1989 will take any pay or benefit reduction below December 1989 levels as a result of apprenticeship program and will receive the minimum wage increases.

                                  Article XIV
                                   MECHANICS

14.0     The work of a Journeyman Mechanic is described as follows:

         General inspection, fitting connecting rods and main bearings, fitting pistons





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         and rings, rebuilding transmissions, general motor overhaul, rebuilding generators, air compressors, diesel motor blowers, fuel injectors, starters, air conditioning equipment, all machining and lathe work and first class sheet metal work as well as first class body work.

14.1 The foregoing paragraph is only intended to describe in part the work performed by Journeyman Mechanic, but does not include other work being performed by a Journeyman Mechanic.

                                   Article XV
                             TEMPORARY ASSIGNMENTS

15.0 The senior qualified employees assigned temporarily to classifications paying higher rate than their own shall receive the minimum higher rate on such classification upon performing such duties.

15.1 Any employee assigned to work in a classification paying a higher rate of pay than that which he receives, except as otherwise provided for in this Agreement, will receive the minimum higher rate in the higher classification while performing such duties.

15.2 No employee will be transferred from his department for a period in excess of five (5) accumulative days. Transfer will be by rotation of employees in each department of classification and by reversed seniority. For the purpose of taking inventory, an employee may be assigned for five (5) consecutive days. The Union agrees to keep the records.

                                  Article XVI
                                   ROAD CALLS

16.0 Road Failures - Mechanical road failure work on buses will be handled as follows:

   1. Where parts are sent to make repairs, a Journeyman Mechanic from the line will be sent out.

   2. Where delay to passengers would be increased by sending a Journeyman Mechanic, such repair work may be performed by other than a Journeyman Mechanic.





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3.       Where repairs on non-revenue equipment requires a Journeyman Mechanic more than one half (1/2) hour to complete, even though parts are not sent or purchased locally, Journeyman Mechanics from the line will be sent except in case of Number 2 above.

4. Parts will not be stored for the purpose of making repairs under this section at points other than Company garages in order to evade the application intended in Number 1 above.

5. Employees so used shall not be relieved from such work in order to prevent the accumulation of overtime when continuous duty would complete same but may be relieved for proper rest. Employees will not be paid for time during which they are relieved for rest. Reasonable expenses for meals and lodging will be paid by the company.
         Reasonable expenses for purchase of fuel, oil, and/or parts will be advanced to employees on road calls if the situation warrants.

         All reports made on the cause of the road failure shall be substantiated by facts, and will be made available to the Union on request, although any supervising maintenance official may include his opinion in said report. Bills for outside work will be forwarded to the garage location having jurisdiction of work in the area by the billing concern and a copy will be given to the Shop Steward.

16.1     The Company may have towing performed by outside towing companies.

16.2 It is not the intention of the Company to abuse the practice of performing repairs or maintenance work outside of Company garages.

16.3 A road call board (if desired by the Journeyman Mechanics involved) will be established and





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         when it is necessary to call a Journeyman Mechanic who is off duty to service a road call, those Journeyman Mechanics who have placed themselves on the board and are qualified to do the road failure work will be called in rotation. If the Journeyman Mechanic does not accept the call, he shall be dropped to the bottom of the board and be placed behind the man who accepted the call.

         All service calls within service call boundaries shall be serviced by the bottom man on the road call board, who is on duty.

                                  Article XVII
                                   SENIORITY

17.0     (a)      There will be a seniority roster posted indicating garage
                  seniority and job classification.

         When a reduction of forces is made in a work location, employees subject to furlough must exercise their garage seniority within their current classifications before bidding into another classification, qualifications being sufficient.

         In case of reduction in forces, employees to be furloughed will be given seven (7) days notice.

         Employees who have been on furlough status continuously for three (3) years shall no longer be entitled to recall.

    (b) There will be a common system seniority date of December 16, 1968, in accordance with the following:

         FURLOUGHS:

         An employee displaced or furloughed because of a reduction in forces shall first exhaust his garage seniority in his classification at the location where displacement occurs.

         If no job is available within his classification at his location such employee will, within ten (10) days, exercise his seniority date of December 16, 1968. This does not preclude an employee from exercising his garage seniority in a lower classification or his standby furlough rights as provided in the Labor Agreement.





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         When an employee bumps into another location as outlined above and later there is an opening at the location from which he was furloughed or displaced, he will have a right to exercise his garage seniority on any vacancy in his classification at his former location.

         Employees who bump into other locations or are furloughed shall be given first preference for recall to his former location on a garage seniority basis when a permanent vacancy occurs.

         BIDDING:

         The common seniority date of December 16, 1968, may be used for the purpose of bidding on vacancies at other locations for which there were no bidders.

         In the event vacancy cannot be filled, the vacancy will be offered to the senior employee on furlough in the Company.

    (c) Seniority as used herein shall mean service seniority, consisting of all time worked for the Company, or in the Service of Greyhound Lines, Inc. before March 19, 1987, in all classifications at the employee's work location, including all seniority retained after a transfer or recall from furlough as provided in the Article.

    (d) Employees moving to another garage under provisions of Article 15.0 and who were either on vacation, sick leave or personal leave during the entire posting period will establish seniority at the new location effective with the date of the awarding of the job the same as though such employee had been the original bidder.

    (e)  Employees transferring under Article 15.0 will have up to fourteen
         (14) days from assignment of position to relocate.

17.1 A seniority list will be kept posted and stand as correct, indisputable errors excepted. A copy of the seniority list will be furnished the Chairman of the Local Committee. The reduction and restoration of forces, bidding on





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         shifts, vacations, and days off in each classification at each work location shall be governed by garage seniority, qualifications being sufficient.

17.2 If it is found necessary to reduce forces, the Company will eliminate overtime, except in emergencies. The possibility of reduction of the work week will be discussed between representatives of the Union and the Company. Before the work week is reduced, it is understood that any agreement reached on the reduction of the work week must have the approval of the membership involved.

17.3 Each city where Company garages are operated shall constitute a single seniority district and the exercise of seniority shall be confined to such district, except when qualified help is not available at a location.

17.4 When at the request of the Company, an employee consents to transfer or is recalled from furlough to another location, he will retain and accumulate seniority at his original location and will accumulate seniority at the new location from date of transfer only. Any employee transferred at the request of the Company will be paid necessary and reasonable living expenses and transportation.

17.5 When two (2) or more employees are employed on the same date, the employee having the highest last two numerals in his Social Security number will be ranked first.

17.6     Annual Posting of Jobs - It is hereby agreed that for at least seven
         (7) days prior to November 7 of each year, the Company will post in each seniority location as herein defined, a notice specifying the number of jobs, the number of employees in each work classification to be employed on each shift, and the scheduled hours of work and days off for each job; such notice to be posted on the bulletin board with the understanding that each individual has the right to make his own selection and will make such selection on his first regular work shift after the 7th of November posting. No job will be bid prior to November 7. At such time each employee shall be permitted to bid on jobs within his classification and in his present





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         seniority location.  In considering such bids, seniority will govern the choice of jobs; all changes to become effective the first pay period in December of each year. The Company may at any time, as conditions warrant, change the number of employees in any classification on any shift. Whenever any such change is made or any vacancy occurs on a shift the provisions of Article XVIII shall apply. It is not the intention of the parties that the present method of handling general bid will be changed by this provision. The annual posting of jobs is only for the purpose of selecting shifts, days off and jobs within the classification and is not for the purpose of changing classifications.

17.7     (a) Except in cases of promotion due to sickness or other emergencies and after the completion of a ninety (90) day trial period, no employee above Working Foreman shall be scaled back to a lower classification regardless of whether or not his classification is in or out of the bargaining unit.

         (b) Employees covered by this Agreement who are transferred to supervisory positions in the Company's employ shall retain their seniority for a period of sixty (60) days. If they do not return to the bargaining unit within sixty (60) days, they will forfeit all accrued seniority.

17.8 Employees who are furloughed from their home garage may, if they so notify the Company and keep with the Company a correct mailing address, be recalled for work in another garage covered by this Agreement, such notice shall be by Certified Mail to his home address.

17.9 The Company shall furnish all local divisions copies of all seniority rosters twice a year.

17.10 An employee being recalled from furlough shall have at least two (2) weeks notice prior to returning in order to give his employer proper notice of leaving. The employee must return within fifteen (15) days after receipt of





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         notice by Certified Mail or seniority will be forfeited and his employment terminated. Employees will be given permission to reject recall without loss of seniority if sufficient employees are available within the classification.

                                 Article XVIII
                         POSTING NEW JOBS AND VACANCIES

18.0 All vacancies and new jobs will be posted on the bulletin board within five (5) days for a three (3) day period. The senior qualified employee in the garage where the vacancy or new job occurs, bidding for same, shall be assigned to the job within five (5) days of the results of the bids are known. Except for disqualification, the successful bidder will not be able to rebid his own vacancy for minimum of thirty (30) days.

18.1 An employee bidding on a vacancy or new job shall be given reasonable time in which to acquaint himself with and qualify to fill the position. Thirty (30) days will be considered a reasonable length of time, except on general bid which will be fifteen (15) days.

18.2 Should the employee fail to qualify in filling the vacancy or new job, he will revert automatically to the job eventually left vacant as a result of his bidding on the job for which he failed to qualify, even though this vacancy may be on a different shift.

18.3 He will not be eligible to rebid on the job for which he failed to qualify for ninety (90) days.

18.4 An employee wishing to bid on a vacancy posted during his absence on vacation or leave of absence may do so upon his return, except for general bid. An employee who will be on vacation during general bid shall leave his choices in writing with the Company.

18.5 If the Company deems it necessary to post the job of an employee on sick leave for thirty (30) calendar days or more, his job will be posted for bid temporarily. He will return to work to his job upon termination of sick leave. For the purposes of this paragraph, temporary





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         is defined as until general bid or until the employee's return to work whichever is earlier. The employee who bids a temporary opening will return to his old job it if still exists, otherwise, he will exercise his garage seniority, qualifications being sufficient. An employee on sick leave will contact the shop Steward for his choice on general bid. The Shop Steward will see that the Company is properly notified.

18.6     Shift changes of more than one (1) hour will be posted for rebids.

                                  Article XIX
                                LEAVE OF ABSENCE

19.0 An employee may, at his request, be granted a leave of not more than thirty (30) days without loss of seniority.

19.1 Upon written request, an employee may be granted leave of absence of thirty-one (31) days or more without loss of seniority, limited to a maximum of three (3) months cumulative in any calendar year. The Company may, upon request, grant an additional leave of absence of not more than ninety (90) days during slack periods of work.

19.2 Leave of absence due to sickness will not be limited under this Article nor will seniority in such cases be affected, provided that a Company physician certifies to the necessity for such sick leave. However, such employee may be required to be examined by a designated physician at the request and expense of either party at the end of each ninety (90) days of absence from duty to substantiate illness.
         In the event an employee fails to make himself available for such examinations, or upon such examination is found to be fit for duty and fails to report immediately thereafter, his employment is terminated.

19.3     (a) The Company agrees upon written request that the officers of the
             Union, employees of the Company, shall be granted the necessary leaves of absence for Union business; provided reasonable notice shall be given. The Union agrees that its members covered above will not abuse the rights set forth herein.

         (b) Employees of the Company being used in the service of the Union will, while in such service, retain and accumulate all seniority rights and benefits enjoyed by other employees.

         (c) No limitations as to the length of leave of absence will apply to an employee who is an officer of the Union or to a Union member accepting official position with the Union or International Association.

19.4 In order to retain his insurance, health benefits, and retirement annuity, the employee must arrange to pay all costs in connection with same during such leave.

19.5 An employee on leave of absence under provisions of this Article may accept employment elsewhere without loss of seniority except that they shall not accept employment with any other passenger motor carrier without written consent of the Company.

                                   Article XX
                              GRIEVANCE PROCEDURE

20.0 A Shop Committee selected by the employees in each garage location, who are members of the Union and duly certified in writing to the Company, shall be recognized as having authority to handle all grievances with the Company that may arise pertaining to the rights of the employees and the interpretation of this Agreement. No more than three (3) members of a Shop Committee shall participate at any one time in handling grievances with the Company. The aggrieved employee will be present at all hearings if he so desires.

20.1 No employee will be discriminated against or intimidated in any way whatsoever for acting as Committeeman to represent members of the Union.

20.2 When it becomes necessary to discipline an employee, the supervisor will make a record thereof within five (5) days, furnishing one (1) copy to the Shop Committee and one (1) copy to the employee. A Shop Steward may be present at the time the discipline is issued when request is made by the employee.

20.3 Grievances should be handled immediately during working hours, if possible, without loss of time to employees and in the following manner:

         (a) Employees believing they have a grievance shall report same to the Shop Steward within five (5) days, who, with the aggrieved employee or employees may take the matter up with the Company's designated representative within twenty (20) days an a hearing shall be held within fifteen (15) days and the Company shall render a decision within five (5) days, from the date of the conclusion of the meeting of the parties. However, in the event a Company disciplinary form is issued, there will be no need to return such Company disciplinary form to the person issuing same.

         (b) Failing to settle the grievance at the above step, the Shop Committee or Union Representative may appeal the matter in writing to the Regional Manager of Maintenance within seven (7) days. The Regional Manager of Maintenance or his designated representative, shall set a date for the hearing of the matter within seven (7) days of receipt of the appeal. The Regional Manager of Maintenance, or his designated representative, shall render his decision in writing within five (5) days from the date of the conclusion of the hearing.

20.4     (a) In any of the steps on appeal hereinbefore provided for, if the transcript of the evidence introduced at the hearing is requested to be made by either party, arrangements shall be made by the party requesting such a transcript to be made. If the transcript is made by a Company employee, a copy will be furnished the

             Union. If the transcript is made by an outside person and a copy is requested by either party, the party requesting same will pay one-half (1/2) of the total cost of the transcript.

         (b) Discipline and discharge Cases - If, as a result of the investigation or upon appeal, the discipline or discharge is revised, the record of the employee will be corrected accordingly and in the event the employee is cleared, he well be paid for any loss of earnings in accordance with the decision rendered. In the event the Company sets such investigation or hearing at a point other than the home garage of the employee involved, such employee will be allowed reasonable expenses for his travel and meals.

20.5 Arbitration - Failing to arrive at a settlement within twenty (20) days by procedure set forth in Paragraph 20.4 (b) above; either party may, in writing, request that the matter be referred to a Board of Arbitration to be selected in the following manner:

         (a) The party requesting arbitration will give written notice to the other party and in such notice will name its arbitrator. The party receiving such notice will have six (6) days following the receipt thereof in which to appoint its arbitrator. The two arbitrators thus selected will meet in not to exceed ten (10) days for the purpose of deciding the case. If the two arbitrators are unable to reach an agreement within ten (10) days after their meeting, they will attempt to select a third arbitrator. If they fail to agree on his selection within ten (10) days thereafter, the Federal Mediation and Conciliation Service will be requested to nominate five (5) persons to act as such third arbitrator. The names of the five (5) nominees will be submitted first to the party requesting arbitration, who will strike the names of two (2) of the nominees and thereupon refer such list to the other party who will strike the names of two (2) of the remaining nominees, and the nominee whose name has been stricken will serve as the third arbitrator.

         (b) A record will be made of the proceedings and a stenographic transcript will be made of all testimony and evidence offered. The parties will be given a full opportunity to present the case.

         (c) If the dispute involves interpretation of the Agreement, place for the hearing shall be agreed upon by the parties, failing to agree, at the point where the original grievance arose.

         (d) If the dispute involves discipline or discharge of any employee, the place for arbitration shall be in the city in which the Division Office is located wherein the matter to be arbitrated arose.

         (e) The Board so constituted shall weigh all the evidence and arguments on the points in dispute and the written decision of the majority of the members of the Board of Arbitration, based upon the record before them, shall be final and binding upon the parties thereto. The parties hereto shall each pay the arbitrator of their own selection. They shall jointly pay the third arbitrator and his expenses together with the cost of reporter fee and transcript. In case the hearing is held at a place other then the Company office, the cost thereof shall be borne equally. Each party will take care of all other expenses incurred by them, including witness fee and expenses for witnesses called by them. The Board of Arbitration shall not have the authority to change, modify, or amend the provisions of this agreement.

         (f) The neutral arbitrator shall render his decision within ten (10) days of receipt of briefs from the parties.

20.6 Extension of Time - Forfeiture of the Case - In the event additional time is required to handle grievances properly under this Article, an additional fifteen (15) days will be automatically granted on any step if requested in writing; additional time may be granted by mutual agreement between the parties.

         It is understood that if either party fails to meet the time limits specified in this Article, they will forfeit the case and such forfeiture will not decide the merits or establish a precedent in the matter.

20.7 In connection with the provisions of the Article, it is understood that all time limits established shall exclude Saturdays and Sundays.

20.8 A grievance processed through the steps will be heard by progressively higher Company officials at each step.

20.9 In all cases where written notices are required under the provisions of this Article, the deposit of such notice in U.S. Mail shall constitute due notice.

20.10 All differences, disputes and grievances between the parties arising out of or by virtue of the within collective labor agreement shall, by request of either party in writing, be disposed of under the machinery provided for in this Article, but the express terms of this Agreement shall not be changed except by written agreement between the parties.

20.11 In cases involving the interpretation of the Agreement only, the first step shall be with the President of the Company, or his designated representative, and from there on follow the Grievance Procedure as above set out.

20.12 In case the Company is aggrieved, it shall file written notice with an official of the Union, and if the grievance cannot be satisfactorily disposed of by the President of the Company, or his designated representative, and the Official of the Union; the grievance shall then be handled in the manner above set out, starting with the call of a Grand Lodge Representative to join the proceeding.

20.13 Nothing in this Article shall be deemed to prevent an individual employee from discussing his working conditions with his supervisor. After a grievance has been filed through the Grievance Committee, management acknowledges the right of a member of the Grievance Committee, or Steward to be present during any discussion of the grievance with the person who filed the grievance.

20.14 When an employee reports for work at his regular shift time and is issued discipline for an act which occurred on a prior day, the discipline will not commence until the following day, except in cases of discharge.

20.15 Prior to arbitration the Automotive Coordinator, or his designee will meet with the Company's Labor Relations representative, or his designee with the authority to resolve the dispute.

                                  Article XXI
                              STRIKES AND LOCKOUTS

21.0 NO STRIKE, LOCKOUT - There shall be no lockouts by the company, and there shall be no strikes or other work stoppages of any variety called by the Union, for the duration of this Agreement.

         Where a labor dispute arises with another Union recognized by the Company and a legal picket line is established at or around a Company terminal, garage or other facility, our employees, who are members of the International Association of Machinists, will be permitted to honor such a legal picket line only at the facility where work of the other Union local is or was being performed at the time of the dispute as a regular job or bid shift.

                                  Article XXII
                                MILITARY SERVICE

22.0 Employees serving in the armed forces of the United States shall retain their seniority and, upon their return, if physically qualified, will be reinstated to their old jobs within the same classification they were in before leaving, but at the rate of pay within such classifications to which they would have been entitled had they not entered the armed services. It is further agreed that nothing herein shall be construed to deny to any employee serving in the armed forces or who has served in the armed forces, any rights to which he is entitled under the Selective Service and Training Act or any other applicable statue.

                                 Article XXIII
                                    VACATION

23.0 Wishing to encourage employees to remain in its service, the Company agrees to the following vacations with pay at his regular rate:

         (a) Employees who complete one (1) year but less than fifteen (15) years of continuous employment shall be granted a vacation of two
             (2) weeks with pay.

         (b) Employees who complete fifteen (15) years but less than twenty-five (25) years of continuous employment shall be granted a vacation of three (3) weeks with pay.

         (c) Employees who complete twenty-five (25) years of continuous service shall be granted a vacation of four (4) weeks with pay.

         (d) Employees who complete twenty-seven (27) years of continuous service or more shall be granted a vacation of five (5) weeks with pay, effective with the 1997 vacation bid.

         "Week," as used herein, shall mean forty (40) hours.

23.1 The General Bid and Vacation Bid will be simultaneously conducted and the employee will bid vacation immediately upon selecting his work shift.

         Vacations will be bid on the basis of garage seniority within each classification.

23.2 The date of employment of each employee will govern in computing years of service under this Article and no vacation shall be considered earned until the employee has competed his full years service. Employees who become entitled to vacation may take their vacation only after they have completed their first full year of service. Thereafter, employees who become entitled to a vacation in each succeeding calendar year will take their vacations with pay at any time between January 1 and December 31. However, any employee who takes his vacation prior to the completion of his full service year and who leaves the employ of the Company for any reason before completing his service shall have deducted from his pay any vacation pay unearned within the calendar year. All vacation days shall run consecutively and at least nine (9) months shall elapse between vacations for each employee except that; 1) employees who are entitled to vacation of (10) or more days will be permitted to take their vacations in not to exceed two (2) periods; 2) employees entitled to fifteen (15) days may take their vacation in three (3) periods; and 3) employees entitled to twenty (20) days may take their vacation in four
         (4) periods. Vacations may not be accumulated from year to year. It is understood that the Company maintains the right to designate how many employees from each location, department and classification may be on vacation at any one time. An employee may schedule his vacation to start or end with his scheduled off days and at his election, may take his off days as part of his paid vacation.

23.3 Employees leaving the Company's service and not having received their entire earned vacation allowance will receive the amount of vacation pay which they are entitled at the rate of one-twelfth (1/12) for each month worked since their last anniversary date.

23.4 The above vacation allowance shall be reduced one-twelfth (1/12) for each thirty (30) day's absence due to leave of absence or furlough and will be further proportionately reduced for each ten (10) days additional period of such absence.

23.5 Employees who have a bona fide illness, where such illness exceeds one hundred and eighty (180) days in any anniversary year, will have the time in excess of one hundred and eighty (180) days deducted from their vacation allowance. An employee must return to work after illness before another one hundred and eighty (180) days will be allowed.

23.6 In the event an employee is terminated, his vacation period will be posted for bid, time permitting. It is understood that any vacation period vacated as a result of this will not be reposted.

                                  Article XXIV
                                     PASSES

24.0 (a) Employees who have passed their probationary period will be supplied with an annual pass over the lines of the Company.

     (b) Spouses of employees shall be granted an annual pass over the lines of the Company on the same basis as the employee, except spouses' passes shall not be good for transportation in commutation service.

     (c) Retired and physically disqualified employees with ten (10) or more years of accumulated service and their spouses will, upon request, be granted an annual pass over the lines of the Company.

     (d) An employee shall be granted twelve (12) round trip passes per year over the lines of the Company for each member of his immediate family who is the employee's dependent.

     (e) Spouses of deceased employees and deceased retired employees with ten (10) or more years of accumulated service shall be granted, upon request, an annual pass and their dependent children four (4) trip passes over the lines of the Company, until such time as the spouse remarries.

     (f) It is understood that passes are subject to load capacity at all times. In no event shall a pass rider occupy a seat to the exclusion of a pay passenger.

     (g) In emergencies, passes will be issued by the employee's Regional Office, otherwise by the Headquarters Office.

                                  Article XXV
                               HEALTH AND WELFARE

25.0 (a) Employees currently in the Amalgamated Council of Greyhound Local Unions pension plan will remain in such plan and in addition the Company, effective October 1, 1996, will contribute on behalf of those employees twenty-five dollars ($25.00) per month for the life of the contract for regular full-time employees to the Automotive Industries Plan.

     (b) Effective October 1, 1996, the employer will make a maximum combined contribution to the health and welfare and pension funds of $495.00 per month per regular full-time employees. Said contributions will be increased to $535.00 per month on October 1, 1997 and to $575.00 per month on October 1, 1998.

     (c) For those employees in (a) above, the contributions in (b) will be used for health and welfare premiums only.

     (d) For all other employees, the contributions will be used for both Health and Welfare and Pension contributions.

     (e) The health and welfare benefit plans will be determined by the Union and the Union will notify the Company where to send the required payments.

     (f) The employer agrees to accept the provisions of the various Trust Agreements and agrees to sign and be bound by the terms of said Agreements.

                                  Article XXVI
                                   SICK LEAVE

26.0 Sick leave will be paid in accordance herewith in cases of both injury and illness subject to the exclusion set out below.

26.1 Eligibility of Employees - All employees who have competed one (1) year of service according to the system seniority roster shall be eligible for benefits under this plan.

         If claims arising under Workmen's Compensation are not fully determined, then such sick leave claims shall be paid during the pendency of such claims. Should such claims eventually be allowed under Workmen's Compensation, then the employee shall refund that portion of sick leave benefits paid by the Company. the Company shall have the option of determining the most expeditious methods of recovering such monies.

         In the event the employee terminates his employment with the Company without returning to work, such sick leave claims will be honored when his rights under the Workmen's Compensation Act have been fully determined. Sick leave will be paid in accordance with the provision of this section in cases of both injury and illness, provided, however, that in the case of sick leave is claimed for a day on which compensation is paid under any present or future State or Federal Compensation Act then only the difference between the sick leave allowance and the amount paid under such Compensation Act will be allowed. In such event the payment so made will be considered as payment for a full day of sick leave under the terms of the contract. Payments of sick leave will be made as expeditiously as possible, bearing in mind that the Company must be sure at all times that duplicate payments are not made.

26.2 Exclusions - No employees shall receive benefits under this plan whose sickness is caused by venereal diseases, drug addiction, intoxication or any injury which may be the result of any intoxication by alcohol or drug addiction or any condition occurring or resulting while violating criminal laws.

26.3 Waiting Period - No employee shall receive benefits under this plan because of being off work on account of sickness for three consecutive days. No benefits shall be paid for time lost during the waiting period. Days which are paid for at the overtime rate shall not be considered regular work days. In the event an employee is hospitalized during the three (3) day waiting period, sick benefits shall commence as of the first day of hospitalization.

26.4 Sickness while on Vacation - No employee shall be entitled to receive benefits under this plan for any time lost by reason of sickness while on vacation. However, if any employee should become sick while on vacation, the three (3) day waiting period can apply during vacation period.

26.5 Rate and Time of Benefits - Maintenance employees as covered by this Agreement having one (1) year of service according to system seniority roster, shall be eligible for sick leave for each assigned work day off not in excess of five (5) days per year. A work day shall be at the regular hourly rate for the number of hours of the employee's regular shift on the day missed.

26.6 An employee after having exhausted his or her sick leave in their service year, including their accumulated sick leave, will not be entitled to sick leave the succeeding service year unless they performed service for the Company in that year. In the event in the succeeding service year previously referred to, the sickness occurs prior to the employee performing service for the Company in that year, payment of such sick leave will not be made until after the employee performs such service.

26.7 An employee may accumulate one-half (1/2) of his unused sick leave toward increasing the period of sick leave to which he is entitled, up to an additional four (4) weeks of sick leave. All employees shall be permitted to carryover all sick leave accumulated and outstanding with Greyhound Lines, Inc. as of March 18, 1987.

26.8 The determination of accumulation of sick leave provided for above shall be on the service date of an employee beginning with employee's first service date falling after November 1, 1962. This same procedure shall be done after November 1 of any subsequent year.

26.9 All sick leave provisions mentioned above to be changed where necessary so as to provide that sick leave shall be received on a service date basis in all departments. As stated above, employees shall also accumulate sick leave on a service date basis. Service date, as here used, shall mean seniority date.

26.10 Evidence of Disability - In order to receive benefits under this plan the employee shall submit to the Company medical evidence of his disability from a bona fide licensed medical doctor, or other satisfactory evidence, and if requested, on forms to be provided by the Company. The expense of this medical evidence shall not be borne by the Company.

26.11 Company at its option may require a special examination of employee by a doctor to be designated by the Company. This shall be without cost to the employee. Notification of absence on account of sickness shall be given to the employee's immediate Supervisor when possible on the first day of absence. Application for sick leave benefits shall be filed with the proper supervisor of the Company within five (5) days after return of the employee to duty.

26.12 Employee Responsibility - Any employee found to have abused the sickness benefit privilege by falsification or misrepresentation shall thereupon be subject to disciplinary action and reduction or elimination of sickness benefits, and shall further restore to the Company amounts paid to him for period of such absence.

26.13 Local management will furnish proper sick leave forms to employees when requested.

         Payment of sick leave will be made as expeditiously as possible bearing in mind that the company must be sure at all times that duplicate payments are not made. If the sick leave to which an employee is entitled is not paid in the pay period in which due, through no fault of the employee, payment of sick leave will be by separate check, if requested.

                                 Article XXVII
                                     401(k)

27.0 Employees will be permitted to participate in the Greyhound Lines, Inc. Cash or Deferred Retirement Plan for represented employees, with the understanding that the Company is not obligated to make any matching contributions on behalf of such employees. The Union agrees to accept and abide by the terms of the Plan and the related Trust and the Union agrees to waive its right to participate in any discussions regarding the administration, amendment or termination of the Plan and the related Trust.

                                 Article XXVIII
                                 BULLETIN BOARD

28.0 The Union will be granted the use of a separate bulletin board in each garage only for purpose of posting notices.

                                  Article XXIX
                                   JURY DUTY

29.0 Employees excused from work for jury duty will be allowed the difference between the compensation they would have earned had they remained on their assignment and the daily amount paid for jury duty.

29.1 Employees covered hereunder shall report back for work when released if by so reporting they could still perform duties during their regular assignment. Employees from the second and third shift will be, if they request, temporarily assigned to the first shift when requested to appear in Court or Jury Duty. Such assignment will be the day before such appearance is scheduled.

                                  Article XXX
                               GENERAL PROVISIONS

30.0 All maintenance work regularly taken care of in a Company garage shall be done by employees of the Maintenance Department, as will also the transportation of motors or parts, wherever practical when done by Company trucks. Supervisory employees shall not be permitted to do any work performed by employees covered by this Agreement.

30.1 (a) It is recognized that garage employees have the right to follow their work from one Company garage to another Greyhound garage. In exercising this right it is understood when the work is transferred from one Company garage to another Greyhound garage, the number of employees eligible for transfer will be determined by the work requirements at the new location.

     (b) Employees with five (5) or more years of seniority as of December 16, 1968, will, except in cases of discharge for cause, be guaranteed employment at a garage of the Company for the life of the Agreement. It is understood that employment is not guaranteed at any specific garage and it may require the employee to move in order to have this guarantee available. This guarantee will be reviewed by the parties in the event that there is any major change in the miles operated during this same period in previous years.

     (c) The Company agrees that for the duration of the labor agreement, that it will not layoff (furlough) journeymen mechanics at the Miami garage who were hired prior to January 1, 1993.

30.2 The Company will provide adequate lockers for all employees and will keep them in good condition.

30.3 All defect cards will be signed by the Foreman or Working Foreman. The employees will be held responsible for the workmanship for all work which they have signed for as having completed.

30.4 The Company will make available for issue overshoes or boots for use by employees on the wash and steam pits, and work gloves for the Partsmen's use in handling heavy units. Replacements will not be issued until the old equipment has been returned.

30.5 At the termination of service with the Company, an employee, upon request, will be given promptly a letter showing his term of service and the capacity in which employed.

30.6 Disciplinary action charged on the personnel record of an employee shall be physically removed after a period of two (2) years from date in the event no similar disciplinary action has been charged to such record.

30.7 Flashlights, batteries, and rubber gloves will be furnished on a custody receipt to those employees whose work requires such equipment. Employees will be required to turn in used or worn out flashlights, batteries, and rubber gloves to the stockroom and/or toolroom before securing replacements. When leaving the employ of the Company, equipment will be returned or paid for, reasonable wear and tear excepted.

30.8 Maintenance employees shall be furnished each year, five (5) sets of coveralls by the Company.

         An employee may elect a jacket, with liner, in lieu of the fifth uniform. The company will select a jacket to be used. The employee will bear the cost, if any, of the difference between the jacket and the uniform.

         Employees at service islands will have the option to substitute insulated coveralls for one set of uniforms.

         The Company will work with the Union to insure a safe workplace and the Company shall furnish all maintenance employees, when exposed to foul weather proper foul weather gear which shall consist of rainsuits and individual boots where the shoeless type is used.

30.9 In the event employees are moved by the Company from one garage to another on account of work being moved to that particular garage, financial assistance will be allowed to married employees in the amount of $300.00 and unmarried employees in the amount of $150.00, such amount to be payable at the time the employee reports for work at the new location. In addition, the employees so moved will be allowed up to five (5) working days (40) hours loss of earnings in effecting their relocation. Such employees shall report for work at the new location upon the completion of the five (5) days referred to above.

30.10 Employees will receive up to three (3) days paid leave per occurrence for loss of a parent, spouse or child. Pay will only be for scheduled time missed. The Company reserves the right to request written proof.

30.11 When new employees are required by the Company, disabled employees and employees who have been furloughed due to lack of work and who are applicants for employment, shall be given preference in employment over new outside applicants, if qualified to perform the available work. Such employees, employed in other departments, upon becoming physically qualified in the case of disability and upon work becoming available in their own department in the case of furloughed employees shall be required. to make a choice between continuing in their new work or returning to their old work.

30.12 The Company agrees to notify the Union by forms prepared covering the employment, classification, discharge, resignation, transfer, and layoff of each employee who is covered by the terms of this Agreement within forty-eight (48) hours where possible.

30.13 The tool storage areas will be locked except during shift changes when employees are removing or returning their tool boxes.

30.14 An employee involved in an accident while engaged in the performance of his assigned duties with the Company shall promptly be furnished bond by the Company, when such is required. Any employee shall also have the legal assistance of the Company in any legal proceedings brought jointly against the employee and the Company, or brought against the employee as a result of carrying out specific orders of the Company.

30.15 For the purpose of this contract the terms "Garage Seniority" or "Work Location Seniority" are synonymous.

30.16 The Company will continue its present practice of supplying certain tools, which will be properly maintained by the Company.

30.17 Each employee shall be allowed two (2) rest periods of ten (10) minutes each during his tour of duty for which the Company will prescribe the time that such rest shall be taken. One rest shall be during the first half of the tour of duty and the second will be during the second half of said tour of duty. There shall be no abuse of this privilege by the employee.

                                  Article XXXI
                                HEALTH & SAFETY

31.0 A safety committee will be maintained in accordance with OSHA regulations.

31.1     The Company shall maintain a fully equipped first aid kit in all shops.

31.2 Employees will not allow greasy clothes, gloves, rags, waste, or anything of that nature to accumulate in their lockers.

31.3 The Company agrees that it will not create an unnecessary burden upon any employee by requiring him to do heavy work alone.

31.4 Employees slightly injured while at work yet needing medical attention will be allowed time to secure such attention without loss of pay on that day provided he returns to work immediately. Transportation will also be furnished. If employee is required to report for further treatment during working hours, he shall receive time lost for such treatment.

31.5 All Company garages will be properly heated, ventilated, and kept in a sanitary condition for the comfort of the employees.

31.6 Employees will not be unduly exposed to paint from spray guns and those operating same will be furnished proper protection for eyes and lungs. However, this is not intended to prevent small paint jobs from being done within the shops and garages.

31.7 The Company with the cooperation of the employees, will keep all machinery and tools in a safe and proper condition.

31.8 Proper shields will be provided to protect employees from the rays of electric welders. The Company will provide exhaust adapters to be used in controlling exhaust fumes.

31.9 Welders will be furnished hoods and goggles to protect their eyes and glasses. A pair of welding gloves and welding jacket will be furnished for the use of employees who occasionally weld.

31.10 The parties will meet once each year, between September 1 and December 1, to discuss matters of general interest to the parties.

31.11 Employees who witness or are involved in an accident while on duty, and as a result are required to make a report of the same to the Company and who are later required to attend court or an inquest by subpoena, or employees who at the direction of the Company are required to attend court, and inquest or an investigation called by the Company attorney, or employees who are subpoenaed and are required to attend court or an inquest as a result of an action arising out of carrying out the specific orders of the Company, shall be paid on the following basis:
         Their regular rate of pay for all such time which in no event shall be less than the amount of actual time lost plus reimbursement for any expenses incurred while making such appearance. Employees will not be required to report for duty for any portion of their shift on the day of making such appearance when such appearance occurs during their shift. If an employee would not be able to get reasonable rest before the start of his shift he will not be required to report for work on such shift. The reverse shall apply where the employee by working his shift would not receive reasonable rest before his required appearance in court. If, however, the employee is already on his shift at time of notice to appear he will continue with his shift.

         Employees will be paid for all time so spent at their hourly rate with a minimum of eight (8) hours.

         When court, inquest or investigation is held at a point other than the employee's home terminal, he/she shall be provided with transportation and reasonable expenses.

         Witness fees will be returned to the Company.

         If the above occurs while on vacation, this will be in addition to vacation pay.

                                 Article XXXII
                                    DURATION

32.0 This Agreement shall be in effect from October 1, 1996, until and including October, 1 1999, and shall remain in effect from year to year thereafter unless changed or terminated as herein provided.

         Either party desiring to make any changes or modifications in this Agreement to become effective at the end of the initial term or any annual extension thereof, or desiring to terminate this Agreement at the expiration thereof, shall notify the other party in writing of its desire either to enter into negotiations for the purpose of making changes or modifications herein or of its desire to terminate the Agreement at least sixty (60) days prior to the expiration of the initial term or any extension hereof. In the event that any change or modification so requested by either party is not mutually agreed upon prior to the expiration date of this Agreement or any renewal thereof, the Agreement shall terminate at such expiration date unless the same shall be extended by mutual consent. After receipt of notification requesting changes or modifications in the Agreement, the parties agree to set a mutually satisfactory date to meet and discuss same.

         The foregoing is the complete collective bargaining Agreement entered into by and on behalf of the parties signatory hereto indisputable errors and/or omissions accepted.

Signed this              Day of                  , 1996.
            ------------        -----------------


GREYHOUND LINES, INC.             INTERNATIONAL ASSOCIATION OF
                                  MACHINISTS AND AEROSPACE
                                  WORKERS

BY: /s/ J. FLOYD HOLLAND          BY: /s/ MERRILL FROST
    -------------------------         ------------------------

BY: /s/ BOB TANCOS                BY: /s/ ILLEGIBLE
    -------------------------         ------------------------

BY:
    -------------------------

                      [GREYHOUND LINES, INC. LETTERHEAD]




                                                        October 8, 1996





Mr. Merrill Frost
Automotive Coordinator
I.A.M.
9000 Machinists Place
Upper Marlboro, Maryland  20772-2687

Dear Mr. Frost:

        During contract negotiation, the parties discussed the alcohol policy as outlined in rule 12 of the Maintenance Rule Book.

        Effective with the ratification of a new labor agreement, the Company agrees to change the existing rule by deleting the last paragraph and substituting the following:


              "An employee who is in violation of this rule will be terminated, however he will be reinstated upon completion of an approved rehabilitation program, provided he applies for reinstatement within sixty
              (60) days from date of discharge. Such employee will be subject to random testing for a period of one (1) year from date of reinstatement. The Company will pay for such testing. A second violation of this rule will result in termination.

        Please confirm your understanding and acceptance of the above.

                                           Very truly yours,



                                           /s/ BOB TANCOS

                                           Bob Tancos
                                           Senior Director, Industrial Relations


Agreed:  /s/ MERRILL FROST
       -----------------------------
       Merrill Frost    10-9-96

                           LETTER OF UNDERSTANDING


RE:  TRAINING - APPLIES TO ALL I.A.M. LOCATIONS

The Company and the Union are committed to enhancing the skills of employees. It is the intent of the parties that the Company will provide and the employees will participate in training.

Not withstanding any language in the various labor agreements, it is agreed that an employee's shift and/or days off may be changed to allow them to attend training sessions. If such a change is made, the employee will be notified of such change at least fourteen (14) days prior to the change.

If a change is made to an employee;s shift and/or day off, the employee will be paid at his regular straight time hourly rate for the time necessary to attend such training.

/s/ RICHARD M. COTE 10/9/96               /s/ ROBERT J. TANCOS 10/0/96
-------------------------------------     --------------------------------------
For the Union:                            For the Company:

/s/ LARRY A SMITH                         /s/ J. FLOYD HOLLAND 10/9/96
-------------------------------------     --------------------------------------

/s/ MERRILL FROST 10/9/96                 /s/ ILLEGIBLE 10/9/96
-------------------------------------     --------------------------------------

/s/ MICHAEL L. DAY 10/9/96                /s/ ILLEGIBLE 10/9/96
-------------------------------------     --------------------------------------

/s/ ILLEGIBLE
-------------------------------------